                                                                    EXHIBIT 5


[LOGO]
ITT HARTFORD



          MICHAEL R. WINTERFIELD, FSA, MAAA      200 Hopmeadow Street
          Assistant Vice President               Simsbury, CT  06089
          Individual Annuity Product Management  Mailing Address: P.O. Box 2999
                                                 Hartford, CT  06104-2999
                                                 Telephone (860) 843-5480



April 1, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of a certain modified single premium variable life insurance policy (the "Policy") that will be offered and sold by Hartford Life Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in the Form S-6 Registration Statement accurately reflect reasonable estimates of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus included as a part of such Form S-6 Registration Statement.

Very truly yours,

/s/ Michael Winterfield

Michael Winterfield, FSA, MAAA
Director Individual Annuity Inforce Management

HLIC/Director Life/PCM Life/DW Select Dimensions Life